William D. Chapman	Ernest Duplessis
Director, Investor Relations	Director, External Communications
847-535-0881	847-535-4356
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER'S BOARD SLATES THIRTEEN NOMINEES FOR 2007-2008

James T. Ryan to join the board, David W. Grainger not to stand for reelection

CHICAGO, February 21, 2007 — Grainger’s (NYSE: GWW) board of directors today appointed James T. Ryan to the board of directors. He will stand for election as a director at the company's annual meeting on April 25, 2007.

Chairman and Chief Executive Officer Richard L. Keyser said, “Jim’s addition to the board is part of the company’s succession plans. We are delighted to have him participate in the decisions we need to make as we aggressively grow the business.”

David W. Grainger has decided not to stand for reelection at the company's annual meeting.

Keyser said, “David has been a mainstay of the company and board of directors, and for the past 54 years he has helped transform Grainger into the leading industrial distributor of facilities maintenance products in North America. While he is stepping down from the board, as senior chairman he will continue to provide us his counsel.” John W. McCarter, Jr., Chairman of the Board Affairs and Nominating Committee, said, "It is difficult to lose a strong board member. We are glad that David is staying on with the company in a senior advisory role."

Page 2 of 2 – Grainger board slates thirteen nominees for 2007-2008

The other twelve nominees to be voted on at the annual meeting are all current members of Grainger’s board. They are:

▪	Brian P. Anderson
▪	Wilbur H. Gantz
▪	V. Ann Hailey
▪	William K. Hall
▪	Richard L. Keyser
▪	Stuart L. Levenick
▪	John W. McCarter, Jr.
▪	Neil S. Novich
▪	Michael J. Roberts
▪	Gary L. Rogers
▪	James D. Slavik
▪	Harold B. Smith

Ryan, 48, is a twenty-six year veteran of Grainger with responsibility for all operations, domestic and international. He joined the company in 1980 in the company's product management area. He has held many executive positions in the company including president of the parts business, chief information officer, president of the company's Internet business, and group president for the U.S. branch-based business. He has a Bachelor of Science degree in business from Miami University of Ohio and an MBA with distinction from DePaul University in Chicago.

W.W. Grainger, Inc. (NYSE: GWW), with 2006 sales of $5.9 billion, is a leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products available to keep their facilities running smoothly.

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